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                                                            July 23, 2002

VIA FACSIMILE

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attn: Peggy Kim

                  Re:  E-data Corporation (File No. 001-31327)

Dear Sir or Madam:

     Please be advised that E-data Corporation hereby withdraws its Registration Statement on Form 10-SB, which was submitted on July 2, 2002.

                                                  Very truly yours,



                                                 By: -------------------------
                                                       Tibor Tallos, President